AGREEMENT

              THIS AGREEMENT is made and entered into as of April 1, 2002 by and among XL Insurance, Inc., a Delaware corporation ("XLI"), XL America, Inc., a Delaware corporation (the "Company") and XL Capital Ltd., a Cayman Islands corporation ("XL") and Nicholas M. Brown, Jr. (the "Executive").

              WHEREAS, the Executive has been in the employ of the Company;

              WHEREAS, the Company and the Executive desire to memorialize the terms and conditions of certain retirement benefits to be provided to the Executive;

              NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Company, XL America and the Executive (the "Parties") agree as follows:

              1. Supplemental Retirement Benefit.

              (i) The Executive shall be paid a lifetime annual retirement benefit, commencing within thirty (30) days following the later of the date of his termination of employment with the Company or its Affiliates or the date of his attainment of age fifty (50), equal to fifty percent (50%) of the Executive's Final Average Compensation (as defined below), reduced by benefits from any defined benefit pension plans maintained (or formerly maintained) by the Company or its Affiliates or any defined benefit pension plans maintained (or formerly maintained) by any previous employers (converted into a life annuity commencing on the date of commencement of benefits hereunder, if necessary, using the actuarial assumptions under the defined benefit pension plan(s) of the Company or its Affiliates or, if none, those deemed reasonable by an independent actuary mutually agreed to by the Company or its Affiliates and the Executive). Any retirement benefit that is payable prior to age sixty (60) shall be reduced by five percent (5%) per year for each year prior to age sixty (60); E.G., at age fifty
     (50) the benefit would equal twenty five percent ---- (25%) of the Executive's Final Average Compensation. The benefit will be paid to the Executive for his lifetime and, upon his death, fifty percent (50%) of his benefit will be paid to his surviving spouse, if any, for her lifetime.

              (ii) (1) If the Executive's employment terminates with the Company and its Affiliates due to disability (as defined in the Employment Agreement between the Company and the Executive), the Executive shall receive a supplemental disability benefit equal the difference between (x) fifty percent (50%) of the Executive's Final Average Compensation and (y) the benefit received by Executive under the long term disability plan of the Company or its Affiliates. Such supplemental benefit shall be payable at the same time and under the same terms as the long term disability plan benefit. This supplemental disability benefit shall cease when benefits under the long term disability plan cease.

                   (2) Upon cessation of disability benefits at age sixty-five
     (65), the Executive will become eligible for a retirement benefit under paragraph (i) of this Section 1. In the event supplemental disability benefits under the long term disability plan of the Company or its Affiliates cease prior to age sixty-five (65) and the Executive does not return to work with the Company or its Affiliates, for purposes of this
     Section 1, the Executive shall be considered to have terminated employment or died, as appropriate, as of the date supplemental disability benefits under the long term disability plan of the Company or its Affiliates ceased.

              (iii) In the event of the Executive's death while an employee of the Company prior to commencing benefits hereunder (whether or not the Executive has attained age fifty (50)), a benefit shall be paid to the Executive's surviving spouse, if any, when the Executive would have commenced benefits hereunder for her lifetime equal to the benefit which would have been payable to the spouse assuming the Executive had retired the day preceding the date of death and then died.

              (iv) The calculation of the benefits payable pursuant to this
     Section 1 shall be based upon the actuarial assumptions used in the Company's defined benefit plans covering the Executive or, if none then exists, those in the last such plan which covered the Executive. If such a plan exists, the calculation shall be made by the actuary for such plan or, if there is no current plan or actuary, by an independent actuary selected by the Company or its Affiliates, subject to the consent of the Executive (which shall not be unreasonably withheld or delayed). The calculation of the actuary shall be final and binding on all persons provided it was made in good faith. The benefits payable pursuant to this Section 1 shall be unfunded and the Executive will not be considered to have received a taxable economic benefit prior to the time at which benefits are actually payable hereunder. Accordingly, the Company or its Affiliates shall not be required to segregate any of its assets for the benefit of the Executive and the Executive shall have only a contractual right against the Company for the benefits payable hereunder.

              (v) For purposes of this Agreement, the following terms shall have the following meanings:

                   (1) "Affiliate" means any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with the Company (or other person or entity), and such term shall specifically include in the case of the Company, without limitation, XL Capital Ltd. and its majority owned subsidiaries.

                   (2) "Compensation" shall mean the sum of (i) the Executive's annual base salary received from the Company or one of its Affiliates and
     (ii) the Executive's regular annual bonus at target from the Company or one of its Affiliates (and, for the avoidance of doubt, not including any special bonus).

                   (3) "Final Average Compensation" shall mean the Executive's highest average annual Compensation earned during any consecutive thirty-six (36) complete months (or lesser actual period of receiving Compensation) during the period of sixty (60) complete months (or lesser actual period of receiving Compensation) immediately preceding the Executive's termination of employment with the Company.

              2. Retiree Medical Benefits.

              If the Executive's employment with the Company or its Affiliates ceases for any reason (other than a voluntary resignation prior to December 31, 2004 or a termination by the Company for "cause" (as defined in the Employment Agreement between the Company and the Executive) prior to December 31, 2004), the Executive and his dependents shall, to the extent eligible, continue to receive medical benefits under the medical plans of the Company or its Affiliates. In the event that the Executive and his dependents are not eligible to receive medical benefits under the medical plans of the Company or its Affiliates, the Company or its Affiliates will use its reasonable best efforts to arrange for the provision by third party insurers of medical benefits for the Executive and his dependents substantially comparable to the medical benefits provided to employees of the Company or its Affiliates from time to time. The cost of such medical benefits shall be borne solely by the Executive (or his dependents) unless the Company is otherwise obligated to cover such cost. If the Executive's employment terminates with the Company and its Affiliates for any reason (other than a voluntary resignation prior to December 31, 2004 or a termination by the Company for "cause" (as defined in the Employment Agreement between the Company and the Executive) prior to December 31, 2004), for the purpose of allowing the Executive to receive retiree medical benefits, the Company and its Affiliates shall provide the Executive with additional service credit, equal to seven years service credit.

              In the event the Executive obtains other employment after the Executive's employment with the Company or its Affiliates ceases which provides health or welfare benefits of the type described in this Section 2, then Executive shall notify the Company promptly of such other employment and other coverage, and the coverage under this provision shall be secondary.

              3. Post-Termination Vesting and Exercise Periods.

              The Company and the Executive acknowledge that with regard to options to purchase equity securities of XL and other equity grants held by the Executive outstanding on January 1, 2002, any termination of the Executive's employment with the Company or its Affiliates after attaining age 50 will qualify as a retirement under the terms of the applicable plan and grants. As such, the Executive shall, as provided in the applicable grant or plan, become fully vested or continue to vest in the grants and have either three or five years after such termination to exercise any such options (but in no event beyond the stated term of the options). The Company and the Executive agree that with regard to any options to purchase equity securities of XL or other equity grants hereafter made, any termination of the Executive's employment with the Company or its Affiliates at or after December 31, 2004 will qualify as a retirement and the Executive shall have such rights as provided under such future grants to senior executives who qualify for retirement.

              4. Withholding.

              Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provision for payment of taxes as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

              5. Guaranty.

              XL, XLI and the Company hereby agree to be jointly and severally liable for the obligations under this Agreement.

              6. Settlement of Disputes

              (i) Any dispute between the Executive and the Company arising from or relating to the terms of this Agreement shall be resolved by arbitration held in New York City in accordance with the rules of the American Arbitration Association.

              (ii) All costs associated with any proceeding under this Section 6, including all legal fees and expenses, for the Company and its Affiliates and the Executive shall be borne by the Company. The Executive shall be reimbursed by the Company for all such costs promptly upon written demand therefor by the Executive.

              7. Entire Agreement.

              This Agreement contains the entire agreement between the Company and its Affiliates and the Executive concerning the Executive's supplemental retirement and retiree medical benefits and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Company or its Affiliates and the Executive with respect thereto.

              8. Amendment or Waiver.

              No provision in this Agreement may be amended unless such amendment is agreed to in writing, signed by the Executive and by a duly authorized officer of the Company and XL America. No waiver by the Company or its Affiliates or the Executive of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or a duly authorized officer of the Company and XL America, as the case may be.

              9. Notices.

              Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or sent by courier, or by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently by similar process give notice of:

              If to XL, XLI or the Company:

                   XL Capital Ltd
                   XL HouseOne Bermudiana Road
                   Hamilton HM11 Bermuda
                   Att'n: General Counsel

              If to the Executive:

              At the last address shown in the records of the Company

              10. Severability.

              In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

              11. Survivorship.

              The respective rights and obligations of the Parties shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

              12. Reference.

              In the event of the Executive's death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his estate or other legal representative.

              13. Governing Law.

              Except as otherwise required by the Employee Retirement Income Security Act of 1974, as amended, this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York without reference to the principles of conflict of laws thereof.

              14. Headings.

              The heading of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

              15. Counterparts.

              This Agreement may be executed in one or more counterparts.

              IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.

                                            XL INSURANCE, INC.

                                            By:
                                                --------------------------------

                                            XL AMERICA, INC.

                                            By:
                                                --------------------------------

                                            XL CAPITAL LTD

                                            By:
                                                --------------------------------

                                            NICHOLAS M. BROWN, JR.

                                            By:
                                                --------------------------------